Exhibit 99.1

FOR IMMEDIATE RELEASE

Office Properties Income Trust Announces Entry into Private Exchange Agreement with Certain Noteholders to Address 2025 Debt Maturities

Private Exchange of $340 Million Expected to Close Before Year End

Newton, MA (November 25, 2024): Office Properties Income Trust (Nasdaq: OPI) (“OPI”) announced it has entered into an exchange agreement (“Exchange Agreement”) providing for a private exchange (the “Exchange”) with certain members of an ad hoc group of noteholders holding a significant amount of OPI’s $453.6 million outstanding senior unsecured notes due 2025 (the “2025 Notes”) to refinance up to $340 million of the 2025 Notes. OPI intends to repurchase, redeem or repay the remaining $113.6 million of outstanding senior unsecured notes due 2025 with cash in connection with the consummation of the Exchange. The Exchange is expected to close before year end 2024.

Under the terms of the Exchange, noteholders party to the Exchange Agreement will exchange their 2025 Notes for: (i) a pro rata portion of $445 million new senior secured notes due 2027 (the “2027 Notes”), (ii) cash for accrued interest on the 2025 Notes up to but not including the closing date, (iii) a pro rata portion of approximately 11.5 million shares of OPI common stock, representing 19.9% of OPI’s issued and outstanding common shares as of the date of the Exchange Agreement (the “Exchange Shares” and together with the 2027 Notes, the “Exchange Consideration”) and (iv) certain premiums as described below. The 2027 Notes will mature on March 15, 2027. The 2027 Notes will be issued with an interest rate of 3.25% per annum and require quarterly principal amortization of $6.5 million and a mandatory principal repayment of $125 million due by March 1, 2026, unless satisfied sooner with proceeds from certain asset sales. The 2027 Notes will be secured by first-priority liens on 35 properties with a Gross Book Value of approximately $1.3 billion and second-priority liens on 19 additional properties that secure OPI’s approximately $610 million of senior secured notes due 2029 with a Gross Book Value of approximately $717 million.

Certain noteholders party to the Exchange Agreement (the “Backstop Parties”) have agreed to purchase for cash any Exchange Consideration to the extent that the maximum $340 million in principal amount of 2025 Notes are not exchanged for the full amount of the Exchange Consideration.

Brian Donley, Chief Financial Officer of OPI, made the following comments:

“We believe this agreement is an important milestone in our ongoing efforts to address our debt maturities in the face of operational and market headwinds. We appreciate the constructive dialogue with our noteholders and thank them for their ongoing support.”

Exchange Agreement

In connection with the Exchange, OPI has agreed to pay a $15 million premium to the Backstop Parties, to be allocated among such parties based on their backstop commitments and a $10 million support premium to the parties to the Exchange Agreement to be allocated by the initial exchanging noteholders. In limited circumstances, certain other holders of 2025 Notes may also join the Exchange Agreement following its effectiveness.

About Office Properties Income Trust

OPI is a national REIT focused on owning and leasing office properties to high credit quality tenants in markets throughout the United States. As of September 30, 2024, approximately 59% of OPI’s revenues were from investment grade rated tenants. OPI owned 145 properties as of September 30, 2024, with approximately 19.5 million square feet located in 30 states and Washington, D.C. In 2024, OPI was named as an Energy Star® Partner of the Year for the seventh consecutive year. OPI is managed by The RMR Group (Nasdaq: RMR), a leading U.S. alternative asset management company with nearly $41 billion in assets under management as of September 30, 2024, and more than 35 years of institutional experience in buying, selling, financing and operating commercial real estate. OPI is headquartered in Newton, MA. For more information, visit opireit.com.

No Offer or Sale

OPI is offering and selling the 2027 Notes, related guarantees and common shares of beneficial interest only by, and pursuant to, the terms of the Exchange Agreement. The securities offered thereunder have not been and will not be registered under the Securities Act of 1933 (the “Act”) and may not be offered or sold in the United States or to U.S. persons (other than distributors) except in accordance with the provisions of Regulation S and as permitted under the Act and applicable state securities laws pursuant to registration or an applicable exemption from any registration requirement (subject to specified registration rights provided pursuant to the Exchange Agreement in respect of common shares of beneficial interest). Hedging transactions with respect to the Exchange Shares may not be conducted unless in compliance with the Act and Regulation S. This press release is being made for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

Statements in this news release, including statements regarding the Exchange, constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. When used in this release, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook,” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information.

The forward-looking statements reflect OPI’s intentions, plans, expectations, anticipations, projections, estimations, predictions, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of OPI’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include, among others, market conditions and the risks described in OPI’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and risks and uncertainties related to our ability to consummate the Exchange.

You should not place undue reliance upon forward-looking statements.

Except as required by law, OPI does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Contact:

Kevin Barry

Senior Director, Investor Relations

(617) 219-1410

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